Exhibit 10.32

May 24, 2023

William Little

[Omitted pursuant to Item 601(a)(6)]

[Omitted pursuant to Item 601(a)(6)]

[Omitted pursuant to Item 601(a)(6)]

Re: Offer of Employment

Dear Bill,

We are pleased to offer you the position of Executive Vice President, Corporate Development & Strategy of Orchestra BioMed, Inc. (“Orchestra BioMed” or the “Company”) and are excited about the prospect of having you join our team. You will be reporting to David Hochman, Chairman, CEO & Founder (the “CEO”) with an estimated start date of June 1, 2023.

The following are the terms and conditions of our Offer of Employment:

1.

Your will serve as Executive Vice President, Corporate Development & Strategy of the Company. Your position will be remote with the expectation is that you will travel as needed based on business needs and will be expected to spend approximately 1 week per month at the Company’s office in New York City or at one of the Company’s other offices as agreed by you and the CEO.

2.

You will be paid a base salary in 24 semi-monthly installments of $15,208.33 each, which is equivalent to a gross salary of $365,000 on an annual basis, subject to deductions for applicable taxes and withholdings, in accordance with the Company’s regular payroll practices.

3.

Your position with Orchestra BioMed is an “exempt” position for purposes of the Federal Fair Labor Standards Act. In addition, your position is “at will” meaning your employment may be terminated by either you or Orchestra BioMed at any time and for any reason; provided, however, the Company requests you provide customary notice in the event of your voluntary resignation and, in the event of certain terminations, you will be eligible for additional payments as provided herein (relating to severance).

4.

You will be eligible for a two part annual incentive-based bonus. The primary bonus will have a target of 35% of your base salary which will be awarded based on the achievement of milestones determined by the Company’s Board of Directors or its Compensation Committee as well as the achievement of individual objectives determined by you and your manager. If awarded, the Annual Bonus would be paid in accordance with, and subject to the terms of, Orchestra BioMed’s annual bonus payment practices as may be in effect from time to time. In addition you will be recommended to receive a Strategic Partnership Bonus with potential earn out up to 35% of your annual base salary based on the completion of corporate partnerships including up front investments and/or payments, with any such bonus to be subject to approval by the Company’s Board of Directors or its Compensation Committee in connection with any such completion. In order to be eligible for any bonus, you must be employed and in good standing on the date of payment.

5.	You will be eligible to receive an initial equity grant of 250,526 restricted stock units (RSUs) of Orchestra BioMed Holdings, Inc. (“Parent”) through participation in Orchestra BioMed Holdings

150 Union Square Drive – New Hope, PA 18938 | T. 917.254.4900 | www.orchestrabiomed.com

Inc.’s 2023 Equity Incentive Plan (the “Plan”). Alternatively, you may instead choose to be eligible to receive an award of non-qualified stock options under the Plan covering 375,789 shares of Parent common stock, with an exercise price equal to fair market value on the date of grant. In either case, the award will be granted on the same date as the 2023 Orchestra BioMed Holdings Inc.’s annual stock incentive grant to employees, including the CEO and President & COO, and will reflect Parent’s standard and terms and conditions for equity compensation awards. If options, the award will vest over four years, with one-fourth vesting on the first anniversary of your start date and with the remainder vesting in quarterly installments over the next three years on your employment anniversary, subject, in all cases, to your continued employment. If RSUs, the award will vest in substantially equal installments at the end of each anniversary of your start date over a period of at least three years to be determined by Parent’s Board of directors (with the actual vesting schedule, which may be longer than three years, to be consistent with Parent’s standard vesting schedule for RSU awards). You will be eligible to receive additional equity grants based on Company policy and performance. All grants of equity compensation are subject to approval by Parent’s Board of Directors.

6.

In addition to your base salary and bonus compensation, you will be eligible to participate in Orchestra BioMed’s health benefit plans (currently with a monthly contribution by you of 10% of the premium cost) and a Company-sponsored (matching) 401k plan, subject to the eligibility and other terms of these plans. Please be aware that the Company may change its benefit plans (and any required employee contribution) as it may determine from time to time at its sole discretion.

7.

You will receive 4 weeks (20 business days) of paid vacation annually, which will be accrued based on your start date. In case of illness, the Company also offers employees five (5) paid sick days annually.

8.

If your employment is terminated without Cause or for Good Reason (as defined by Exhibit A) and conditioned on your execution in favor of the Company (including its subsidiaries and affiliates and its and their officers, directors, and employees) of a general release of all claims, in a form acceptable to the Company in its sole discretion, such that the general release becomes irrevocably effective within 60 days following the termination of your employment, the Company will pay or provide you with severance consisting of (i) continued base salary (subject to deductions and withholdings) for the Severance Period of nine (9) months; (ii) COBRA reimbursement during the nine (9) month Severance Period (or, if earlier, until you become eligible for benefits from a subsequent employer) based on your elections at termination if you validly elect to continue your medical benefits under applicable law, and (iii) accelerated vesting of the equity award referred to in paragraph 5 above so that such award is vested to the same extent it would be vested had your employment continued for the duration of the Severance Period. The continued salary component of severance will accrue from the date of termination, with accrued amounts paid on the first regularly scheduled payroll that occurs more than 60 days following the termination of employment (but subject to paragraph 15 below). Reimbursement of COBRA premiums will be provided in accordance with the Company’s standard expense reimbursement procedures and practices subject to you submitting proof of payment within 30 days of paying the applicable premium.

9.

As Orchestra BioMed’s proprietary information is extremely important, this Offer of Employment is expressly subject to your signing the attached Confidentiality, Non-Competition, Non-Solicitation and and Intellectual Property Assignment Agreements.

10.	In accordance with the Federal Immigration Reform and Control Act, this offer is contingent upon your satisfactorily providing documents proving your identity and demonstrating that you are authorized to work in the United States. You must complete an "I-9 form" no later than three days after your employment commences.

11.

Orchestra BioMed makes this offer contingent upon completion reference checks and a satisfactory background investigation, including, but not limited to, verification of education, former employment, professional certifications, criminal record, designations or licenses, and general financial information (including, without limitation, academic, business, and other references). If we elect to conduct a background investigation, you will be asked to sign a separate background investigation authorization form.

12.

If you are not legally able to work in the United States, if you fail to consent to a background investigation or any part of the background investigation proves unsatisfactory to Orchestra BioMed, we reserve the right to rescind this Offer of Employment or terminate your employment immediately without any prior notice to you.

13.

This letter supersedes any prior verbal or written representations and does not constitute a guarantee of employment. Your employment with Orchestra BioMed will be “at-will.” This means that both you and Orchestra BioMed have the right to terminate your employment at any time, with or without cause, and without further obligation to you other than payment of amounts that are required under applicable law.

14.	Payments to you hereunder are subject to applicable federal, state and local wage withholding requirements.
15.

This Offer of Employment is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”) and will be interpreted and construed consistent with that intent. For purposes of this Offer of Employment, the terms “terminate,” “terminated” and “termination” with respect to payment of nonqualified deferred compensation under Section 409A means a termination of your employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code. Each payment provided hereunder (including, without limitation, each payment of the continued base salary component of severance) shall be treated as a separate and distinct payment for purposes of Section 409A. Notwithstanding any other provision of this Offer of Employment, to the extent that the right to any payment hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with the following:

a.

if you are a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your termination of employment, then no such payment shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of termination or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period; and

b.

payments with respect to reimbursements of expenses shall be made in accordance with applicable company policy but in all cases on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

16.

The terms of this Offer of Employment shall be interpreted in accordance with the laws of the State of Florida, without regard to the conflicts of laws principles that might direct application of the laws of any other jurisdiction. By accepting employment, you consent to the exclusive jurisdiction of the appropriate state court located in Broward County, Florida or, if jurisdiction is appropriate, the United States District Court for the Southern District of Florida (Ft. Lauderdale Division) as the venue for any claims arising out of or relating to this Offer of Employment or your employment with Orchestra BioMed (or any of its subsidiaries, affiliates, parents, successors, or assigns). You acknowledge that you are subject to the jurisdiction of such courts and waive any objection to such courts as being inconvenient forums. You agree that if you (or someone acting on your behalf) initiate any action arising out of or relating to this Offer of Employment or your employment with Orchestra BioMed (or any of its subsidiaries, affiliates, parents, successors, or assigns) in any court other than the Florida courts identified in this paragraph 16, you will not object to and will assist Orchestra BioMed (or any of its subsidiaries, affiliates, parents, successors, or assigns) in its efforts to dismiss or transfer such action to the appropriate Florida court, consistent with the terms of this paragraph 16. Both you and Orchestra BioMed knowingly and voluntarily waive any right to trial by jury in any action arising out of or relating to this Offer of Employment or your employment with Orchestra BioMed or any of its subsidiaries, affiliates, parents, successors, or assigns.

17.

Lastly, the Company expects you to comply with any continuing legal or contractual obligations you may have to your former employer. Accordingly, you agree that you will, in all respects while employed by the Company, comply with such obligations to your former employer. Without limiting the foregoing, in accepting employment with Orchestra BioMed and signing below, you represent that (i) you have not taken or downloaded to your computer, to any USB or to any other electronic device, and/or will return without retaining copies, all trade secret, proprietary, or other confidential information and any other materials which belong to any of your former employer(s); (ii) in connection with your Orchestra BioMed employment, you will not use or disclose any trade secret, proprietary or other confidential information which belongs to your former employer(s) and if any Orchestra BioMed employee asks you to use or disclose any trade secret, proprietary or other confidential information belonging to a former employer you shall promptly notify Darren Sherman; (iii) you are not party to any agreement or subject to any policy that would prevent or restrict you from engaging in activities competitive with the activities of your former employer(s) or, if you are subject to such an agreement or policy, you have complied and will comply with it; (iv) you have not solicited or encouraged, and will not request, solicit or encourage, any employees or customers/clients of your former employer(s) to join Orchestra BioMed in violation of any contractual or common-law obligation or duty to your past employer(s); and (v) you are not subject to any agreement or policy that requires you to provide notice of your resignation to your prior employer(s) in order for such resignation to become effective (or if you are subject to such agreement or policy, you have provided notice, and the notice will have elapsed before your scheduled start date with Orchestra BioMed).

* * * *

We look forward to a successful and mutually-rewarding working relationship. If you have any questions regarding the above, please feel free to call Lisa Daniels, Senior Director, Human Resources at [Omitted pursuant to Item 601(a)(6)]. This offer is contingent upon your written acceptance within three business days.

Orchestra BioMed, Inc.			Accepted and Agreed:

By:	/s/ David Hochman		/s/ William R. Little
	David Hochman		William Little
Chairman, CEO & Founder

	Date	5/27/2023	Date	5/25/2023

150 Union Square Drive – New Hope, PA 18938 | T. 917.254.4900 | www.orchestrabiomed.com

Exhibit A

For the purposes of this letter, “Cause” shall be determined soley by Orchestra BioMed Inc Board of Directors (excluding William Little (“Employee”) if he is a member of the Board of Directors), and includes, but is not limited to, the following:

i.	Employee’s willful engagement in dishonesty, breach of trust, unethical business conduct, illegal conduct or gross misconduct;

ii.	Employee’s embezzlement, misappropriation or fraud, whether or not related to Employee’s employment with the Company;

iii.

Employee’s arrest or conviction of a plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that consistitues a misdemeanor involving moral turpitude, fraud or misrepresentation (whether or not related to Employee’s employment with the Company);

iv.

Employee’s commission of any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company, notice of which shall have been delivered to Employee by the Board of Directors, and which identifies the manner in which the Company believes Employee has engaged in such acts;

v.	Employee’s violation of material policy of the Company, notice of which shall have been delivered to Employee by the Board of Directors, and which identifies the manner in which the Company believes Employee has engaged in intentional commission of any such policy violation, and Employee has failed to remedy such failure, within the fifteen (15) day period immediately following receipt of the notice of such failure (unless the policy breach is one that, in the Company’s determination, cannot be remedied after-the-fact, e.g., intentional discrimination, sexual harassment, workplace violence, etc.);

vi.	Employee’s use, possession, or being under the influence of illegal drugs (or abuse of prescription drugs) on the Company’s premises or at a Company-related event;

vii.	Employee’s willful unauthorized, disclosure of Confidential Information (as defined in the Company Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Assignment Agreement);

viii.	Employee’s failure to cooperate in an internal investigation;

ix.	Employee’s material breach of any obligations to the Company; and

x.

Continued or excessive absences or tardiness, after an official warning has been issued to Employee and failure to cure (not including authorized) leaves of absence, FMLA leave, or absences that are a result of accommodation under the Americans with Disabilities Act);

“Good Reason” means (i) the Company fails to pay or provide when due (or, with respect to the Employee’s salary, there is an unauthorized deduction in) the Employee’s salary , or (ii) there is a material reduction in the benefits provided to Employee under this letter unless such reduction is reasonably commensurate with a reduction in benefits made available to all employees of the Company; provided, however, the Employee’s resignation is for Good Reason only if (1) Employee notifies the Company of the potential Good Reason trigger within 30 days of learning of the potential trigger, (2) the Company fails to cure the potential Good Reason trigger within 30 days following receipent of notice from the Employee, and (3) the Employee resigns within 30 days following the expiration of the foregoing 30-day cure period.